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                                   EXHIBIT 12

                                 PSI ENERGY INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                            6 MONTHS                            12 MONTHS ENDED DECEMBER 31
                                          ENDED JUNE 30    ------------------------------------------------------------------------
                                               2001          2000            1999            1998            1997           1996
                                               ----          ----            ----            ----            ----           ----
                                                                                (THOUSANDS, EXCEPT RATIOS)
Earnings Available
  Net Income                                $ 75,649       $135,398        $117,199        $ 52,038       $132,205        $125,678
  Plus:
      Income Taxes                            42,662         88,547          69,215          23,147         77,380          77,191
      Interest on Long-Term Debt              33,008         72,999          77,090          80,259         71,638          67,001
      Other Interest                           8,695          8,463          11,425          11,060         13,584          14,511
      Interest Component of Rents (a)          2,698          5,396           5,394           5,351          5,390           4,921
                                            --------       --------        --------        --------       --------        --------
         Total Available                    $162,712       $310,803        $280,323        $171,855       $300,197        $289,302
                                            ========       ========        ========        ========       ========        ========

Fixed Charges
  Interest Charges                          $ 41,703       $ 81,462        $ 88,515        $ 91,319       $ 85,222        $ 81,512
  Interest Component of Rents (a)              2,698          5,396           5,394           5,351          5,390           4,921
                                            --------       --------        --------        --------       --------        --------
      Total Fixed Charges                   $ 44,401       $ 86,858        $ 93,909        $ 96,670       $ 90,612        $ 86,433
                                            ========       ========        ========        ========       ========        ========

Ratio of Earnings to Fixed Charges              3.66           3.58            2.99            1.78           3.31            3.35
                                            ========       ========        ========        ========       ========        ========

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(a)  Estimated interest component of rentals (1/3 of rentals was used where no readily defined interest element could be determined.